EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Carol Knies, 404.459.7653, cknies@homebanc.com
MEDIA CONTACT:	Mark Scott, 404.459.7452, mscott@homebanc.com

HOMEBANC CORP. ANNOUNCES QUARTERLY DIVIDENDS, UPDATES GUIDANCE AND PROVIDES THIRD QUARTER 2006 OPERATING STATISTICS

ATLANTA, October 20, 2006 – HomeBanc Corp. (NYSE: HMB) (“HomeBanc” or the “Company”), a real estate investment trust (“REIT”), announced today that its board of directors has declared a quarterly cash dividend of $0.26 per share on the Company’s common stock. The dividend will be paid on November 17, 2006 to shareholders of record on November 3, 2006. The Company presently does not expect this dividend payment to be a return of capital for tax purposes.

HomeBanc also announced the regular quarterly dividend of $0.625 per share on its 10% Series A Cumulative Redeemable Preferred Stock for the quarter ending December 31, 2006. This dividend is payable on January 2, 2007 to Series A preferred shareholders of record as of December 15, 2006.

The Company presently expects its estimated REIT taxable income available to holders of common stock(1) for the quarter ended September 30, 2006, to be in the range of $0.25 to $0.27 per share of common stock, compared to the Company’s previously provided guidance of $0.22 to $0.25 per share of common stock. The Company presently expects that it will have a consolidated GAAP net loss for the quarter in the range of $(0.04) to $(0.08) per diluted share of common stock, compared to the Company’s previously provided guidance of $0.00 to $(0.04) per diluted share of common stock.

Additionally, the Company is providing the following operating statistics for the periods indicated:

			%		%
($ in billions)	Q3 2006	Q2 2006	Change	Q3 2005	Change
Total loan originations	$1.3	$1.4	-7%	$1.8	-28%
Loan applications	$1.4	$1.6	-13%	$2.0	-30%
REIT investment portfolio	$6.1	$6.1	0%	$5.1	20%

(1) Estimated REIT taxable income available to holders of common stock, as referred to above, is a non-GAAP financial measure. Because of the REIT tax requirements on distributions, management believes that estimated REIT taxable income available to holders of common stock is an additional meaningful measure to evaluate the Company’s performance. The most comparable GAAP measure is net income (loss) attributable to holders of common stock, which reflects the impact of dividends on preferred stock. Estimated REIT taxable income available to holders of common stock should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. The Company uses estimated REIT taxable income available to holders of common stock as a basis for establishing the amount of dividends payable to holders of its common stock. The principal differences between net income attributable to holders of common stock and estimated REIT taxable income available to holders of common stock in the reported periods are attributable to intercompany gains or losses on the sale of loans from HomeBanc Mortgage Corporation, our taxable REIT subsidiary to HomeBanc that are excluded under GAAP in the Company’s consolidated financial statements, amortization of those gains or losses and the creation of mortgage servicing rights, which give rise to income under Statement of Financial Accounting Standards No. 140 but are excluded from income for income tax purposes.

HomeBanc Corp. Chairman and CEO Patrick S. Flood said, “The Company’s third quarter updated earnings guidance is the result of adverse conditions that continue to prevail in the mortgage finance industry. Although the Federal Reserve has paused at both of its last two meetings, the Fed’s 17 consecutive rate increases which began in July 2004 have had a substantial impact on the housing industry and the housing finance market. The Fed impact is best understood when one considers the 37% reduction in mortgage loan originations from 2003 to 2006 according to the September 12th Mortgage Bankers Association Mortgage Finance Forecast. The by-product of the industry downturn is overcapacity, margin compression and aggressive credit practices. While we continue to remain optimistic about the long-term prospects for HomeBanc and the mortgage finance industry, generally, we also recognize the need to respond to the current market conditions. As a result, we are accelerating certain expense reduction efforts to better position our company to confront the challenges of the environment in which we are operating.”

Expense Reduction and Strategic Alternatives

As part of the Company’s efforts to reduce expenses and better position itself to compete in the current mortgage finance environment, on October 19, HomeBanc Mortgage Corporation (“HomeBanc Mortgage”), the Company’s wholly-owned mortgage origination subsidiary, implemented an 8% reduction in general and administrative (“G&A”) headcount, mostly at HomeBanc Mortgage’s headquarters in Atlanta. The reduction represents approximately 4% of HomeBanc Mortgage’s overall associate population. This reduction, combined with the hiring freeze implemented by HomeBanc earlier in the year for G&A and other non-sales, non-revenue-generating personnel, has resulted in approximately 16% reduction in these personnel groups since January 1, 2006. HomeBanc Mortgage will continue to focus on increasing its total mortgage loan originations through hiring qualified loan officers and considering opportunities for expansion into new markets.

“Over the past 10 years, HomeBanc Mortgage has been blessed to grow our footprint, our mortgage volume, our brand name, our employee base and our enterprise value,” said Mr. Flood. “Our growth over the years is a direct result of our associate’s commitment to delivering an exceptional service experience. With this in mind, today’s announcement is incredibly difficult for all of us. We deeply appreciate the contributions of the associates affected by today’s action, and we wish them the best in their future endeavors.”

The Company’s planned expense reduction efforts, including today’s announcement, are expected to reduce 2007 origination expenses, excluding depreciation, by approximately $19 million from full year 2005 origination expenses, excluding depreciation.

In addition, the Company’s board of directors is evaluating a number of strategic alternatives, including whether to continue to operate under the REIT structure. Mr. Flood added that, “Ultimately, we remain focused on building a distinguished retail franchise and maximizing shareholder value. We believe the best way to achieve this is to actively work to position our Company to take advantage as market conditions improve as well as to consider other market opportunities as they arise.”

Third Quarter Earnings Release

The Company will be releasing third quarter 2006 earnings on November 6, 2006 and hosting a conference call at 10:30 a.m., Eastern time on November 7, 2006. The conference call dial-in number is 800-949-8987 in the United States and Canada and 706-634-0965 from international locations. The conference call ID number is 9041606. You may also listen to the conference call under the investor relations section of the HomeBanc website at www.homebanc.com. PowerPoint slides to accompany the conference call will be available on the Company’s website under “Investor Relations – Financial/Statistical Information” and also on the Company’s website under the “Investor Relations – Webcast Live” link. The Internet broadcast will be archived until November 21, 2006. A digital recording of the conference call will be available for replay two hours after the call’s completion and will be available for replay through November 14, 2006. To access this recording, dial 800-642-1687 or 706-645-9291 and enter conference call ID 9041606.

The Company offers a Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The Plan offers a convenient and economical way for existing investors to increase their holdings and for new investors to make an initial investment in our common stock. Participants in the Plan may also reinvest cash dividends and make periodic cash payments to purchase additional shares of the Company’s common stock. If you have questions or would like to enroll in the Plan, please contact the Plan administrator, Computershare Trust Company, N.A. (“Computershare”) at 800-697-8199 (toll free). You also can enroll through Computershare’s website, www.computershare.com.

HomeBanc Corp. is the parent company of HomeBanc Mortgage Corporation, a mortgage banking company that focuses on originating purchase money residential mortgage loans in the Southeast United States. HomeBanc Corp. has made an election to be taxed as a REIT for federal income tax purposes. For more information about HomeBanc Corp., HomeBanc Mortgage Corporation or the Company’s mortgage products, contact HomeBanc at www.homebanc.com.

Forward-Looking Statements

This press release may include forward-looking statements within the meaning, and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include statements regarding the Company’s revised guidance for the estimated REIT taxable income available to holders of common stock and consolidated GAAP net income (loss) for the quarter ended September 30, 2006; statements regarding the dollar amount and timing of cost savings as a result of expense reduction initiatives; statements regarding the Company’s evaluation of strategic alternatives; and the Company’s ability to execute its strategic plan.

Such forward-looking statements are based on information presently available to the Company’s management and are subject to any number of risks and uncertainties, including, without limitation, risks of changes in interest rates on our mortgage loan production and our interest sensitive assets and liabilities; the effects of changes in interest rates on the credit risks of customers and on the mix and types of loans sought by its customers; loan loss experience and the rate of loan charge-offs; risks inherent in originating mortgage loans; loss experience arising from alleged breaches of representations and warranties provided to buyers of our mortgage loans that are sold to third parties; risks related to our execution of our business strategy and our ability to meet the requirements for operation as a REIT; the failure of assumptions underlying the establishment of reserves for possible loan and contingency losses and other estimates; the risk that loan applications may not be indicative of loan origination volume realized in the future due to fallout from applicants not completing the application process or not closing a loan; risks in our ability to retain experienced loan officers; the risk that current market conditions do not improve, and that the Company is unable to operate successfully under the prevailing market conditions; the Company’s potential inability to successfully implement its cost reduction strategies, or to realize the anticipated benefits of those strategies; the uncertainties and costs of pending and potential future litigation; the risk that the Company is unable to identify or pursue strategic alternatives that are favorable to the Company and its shareholders; and the other risks described in the Company’s SEC reports and filings under the headings “Special Cautionary Notice Regarding Forward Looking Statements” and “Risk Factors” and as discussed elsewhere in those reports.

You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. The Company has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

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